Exhibit 10.1

MANAGEMENT INCENTIVE PLAN

PURPOSE:

The compensation strategy of WESCO Aircraft (“Company”) is to reward its managers and key employees in a manner that permits the Company to attract, retain and motivate outstanding individuals.

The Management Incentive Plan (“MIP”) is designed under the Company’s shareholder approved Incentive Award Plan to compensate managers and key employees of the Company for achieving annual Company performance objectives, as well as for individual contributions towards accomplishing these objectives.  The MIP is intended to align the interests of the Company’s managers and key employees with the objectives and goals of the Company and its shareholders.

ELIGIBILITY:

Eligibility for the MIP is limited to those employees approved by the Company’s Board of Directors Compensation Committee and will typically include those positions which have a significant effect on the Company’s growth and financial results.  Eligible positions and target incentive amounts will be reviewed and determined each year by the Company and may change from year to year.  Participants must be full time employees of the Company in order to participate or receive payments under the MIP.  A participant in the MIP will not be eligible to participate in the Employee Incentive Plan.

TARGET INCENTIVE:

For each MIP participant, there will be a target incentive  (“Target Incentive”) equal to an established percentage (“Target Incentive Percentage”) of each participant’s base salary (“Base Salary”).  Actual payouts will be awarded upon the achievement of external audit-confirmed and Board-approved financial targets.  Actual payouts (if any) may be higher or lower than the calculated Target Incentive, based on whether the Company’s performance is above or below its financial targets and the individual’s performance during the year.  A participant’s Base Salary for Target Incentive Award purposes is the participant’s salary on (i) January 1, or (ii) the date that the participant is admitted as a participant in the MIP.  All awards under the MIP are granted under and subject to the terms, conditions and limitations of the Company’s shareholder approved Incentive Award Plan as then in effect.  The final determination of any incentive payments must be approved by the Compensation Committee, except as otherwise provided herein.

BONUS POOL:

Each year, the Company plans for a 100% payout of the Target Incentive Award for each individual if target goals are attained.  At the conclusion of the year, the CEO will propose to the Board a total pool of funds to be made available for payout of individual bonuses (“Bonus Pool”).  The total Bonus Pool will be based upon the achievement of the Company’s ‘EBITDA’ and ‘Cash Flow from Operations less Capital Expenditures’ targets as well as individual performance determinations.  The Company may not distribute funds in excess of the Board-approved Bonus Pool.  The Target Incentive Award components are described below.

INCENTIVE COMPONENTS:

There are three components to the MIP:

COMPONENT A:              EBITDA            Weight 40%

A “target goal” for Company EBITDA is established annually by the Compensation Committee. There are several milestone goals both below and above the target goal that will qualify the MIP participant for an incentive award. However, an established baseline goal for must be achieved before any payout for Component A can occur.  Payouts for this Component can range from 0-200% of the target goal based on actual company results.

COMPONENT B:              CASH FLOW FROM OPERATIONS LESS CAPITAL EXPENDITURES            Weight 40%

A target goal for the Company to increase Cash Flow from Operations less Capital Expenditures is established annually by the Compensation Committee. There are several milestone goals below and above the target goal that will qualify the MIP participant for an incentive award. However, an established baseline goal must be achieved before any payout for Component B  can occur. Payouts  for this Component can range from 0-200% of the target goal based on actual company results.

COMPONENT C:              INDIVIDUAL PERFORMANCE            Weight 20%

Individual performance considerations will vary by participant and may be a more subjective measure of the contributions of the participant to the overall success of the organization.  As a measure of this component, departmental objectives or individual goals may be established.  The executive leadership team may have Individual Goals, which will be approved by the Compensation Committee, in consultation with the CEO. Assessment of actual achievement levels for participants below the executive leadership team will be reviewed by the EVP and/or CEO who have the discretion to adjust (increase or decrease) the payout for each individual based upon his or her contributions to the Company’s performance.  Assessment of actual achievement levels for the executive leadership team will be reviewed by the Compensation Committee (who may consult with the CEO), which has the discretion to adjust (increase or decrease) the payout for each individual based upon his or her contributions to the Company’s performance. Although achievement of individual performance is normally established at 100%, payouts  for this Component can range from 0-200% of the target goal.

The components of the MIP and/or the weightings of each component may change in future years.

DETERMINATION OF AWARDS:

Except with respect to any awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Internal Revenue Code, after receipt of the audited financial statements for the fiscal year ending September 30 the Company’s CEO will submit to the Compensation Committee an evaluation of the bonus earnings of each participant in the plan and the Compensation Committee shall make the final determination as to the amount of bonus that may be received by each participant.  When a question arises regarding extraordinary gains or losses, for example, the impact of an acquisition (which would not have been included in the target calculation), or the operation (gain or loss) of a particular division, the Compensation Committee will have sole discretion in making any adjustments to any bonus amount.

PAYOUTS AND NEW EMPLOYEES:

Bonus awards will be paid no later than thirty (30) days following approval, which follows the completion of the fiscal year end review.  A participant must be on active payroll and a full-time employee of the Company during the year AND at the time awards are distributed in order to be eligible to receive an incentive award payout.  Prior to actual payment of a bonus award, no bonus will be earned under the MIP.  A participant who is promoted within the fiscal year will be entitled to receive a pro-rated incentive award based upon the time spent in each position, unless otherwise determined at the time of the promotion or upon payout.

GENERAL:

Participants will be notified that they are a participant in the MIP and their participation shall continue unless the employee is terminated or transferred to other jobs not covered by the MIP.  Notice of participation in the MIP shall not restrict the Company’s rights to transfer participants to other jobs or terminate their employment.

CODE SECTION 162(m)

Notwithstanding anything herein, certain senior executive Company employees may be eligible to receive awards or other compensation that is intended to qualify as “performance based compensation” for purposes of Section 162(m) of the Internal Revenue Code.  All such awards or other compensation are subject to separate terms and conditions as may be determined by the Compensation Committee’s Section 162(m) Plan Subcommittee (“Subcommittee”).  With respect to such compensation, all Target

Incentives, performance goals, final award determinations and other decisions will be made by the Subcommittee in a manner consistent with the requirement of Code Section 162(m), unless otherwise determined by the Subcommittee.  The provisions of this paragraph and all decisions of the Subcommittee shall control over any conflicting provision of the MIP.

DISABILITY, DEATH OR SPECIAL CIRCUMSTANCES:

In the event of disability, death or special circumstances affecting a participant, the Company may, but has no obligation to, approve partial or prorated awards.

ADMINISTRATION:

The Company reserves the right to change or cancel the MIP at any time.  The Company, through its Board or its delegate(s) shall have all powers and discretion necessary or appropriate to administer the MIP and to control its operation.  All determinations and decisions made by the Company shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

DISCLAIMER:

The Company is an “at will” employer and participation in the MIP is not to be construed in any way as an employment contract or agreement and does not in any way guarantee continued employment.